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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*


                            Vintage Petroleum, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.005 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  927460 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  927460 10 5                    13G                      Page 2 of 5

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Jo Bob Hille
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [_]
         (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF                  -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   less than 5%
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                   -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                less than 5%
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         less than 5%
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         less than 5%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
------------------------------------------------------------------------------

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CUSIP NO.  927460 10 5                    13G                      Page 3 of 5

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

         Mary Ann Hille
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) [_]
         (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF                  -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   less than 5%
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                   -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                less than 5%
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         less than 5%
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         less than 5%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

         IN
------------------------------------------------------------------------------

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CUSIP NO. 927460 10 5                13G                             Page 4 of 5

Item 1.  (a)   Name of Issuer:  Vintage Petroleum, Inc.
------         --------------

         (b)   Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               110 West Seventh Street
               Tulsa, Oklahoma 74119

Item 2.  (a)   Name of Persons Filing:  Jo Bob Hille and Mary Ann Hille
------         ----------------------

         (b)   Address of Residence:
               --------------------

               P.O. Box 537
               Ketchum, Oklahoma 74349

         (c)   Citizenship:  United States
               -----------

         (d)   Title of Class of Securities:  Common Stock, par value $.005
               ----------------------------

         (e)   CUSIP Number:  927460 10 5
               ------------

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
------   --------------------------------------------------------------------
         (c), check whether the person filing is a:
         -----------------------------------------

         Not Applicable

Item 4.  Ownership.
------   ---------

         (a)   Amount Beneficially Owned:  less than 5%

         (b)   Percent of Class:  less than 5%

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: -0-

               (ii)  shared power to vote or to direct the vote:  less than 5%

               (iii) sole power to dispose or to direct the disposition of:  -0-

               (iv) shared power to dispose or to direct the disposition of: less than 5%

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [X]

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CUSIP NO. 927460 10 5                  13G                           Page 5 of 5

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
------     ---------------------------------------------------------------

           Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company or
           ---------------------------------------------------------------
           Control Person.
           -------------

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.
------     ---------------------------------------------------------

           Not Applicable

Item 9.    Notice of Dissolution of Group.
------     ------------------------------

           Not Applicable

Item 10.   Certification.
-------    -------------

           Not Applicable

Exhibit A  Joint Filing Agreement (Filed as Exhibit A to Amendment No. 4 to this
---------
           Schedule 13G and incorporated herein by reference.)

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 13, 2002                         /s/ Jo Bob Hille
                                                   -----------------------------
                                                   Jo Bob Hille


Dated:   February 13, 2002                         /s/ Mary Ann Hille
                                                   -----------------------------
                                                   Mary Ann Hille